Exhibit 10.71
NORTEL NETWORKS CORPORATION
SHARE PURCHASE PLAN FOR S.16 EXECUTIVE OFFICERS
This Plan is intended as a vehicle to enable certain executive officers (Participants) of Nortel Networks Corporation (NNC) and Nortel Networks Limited (NNL) to purchase NNC common shares (Shares) from NNC in order to satisfy NNC’s executive share ownership guidelines and comply with exemptions from the U.S. Securities and Exchange Commission’s short swing profit rules.
The Compensation and Human Resources Committee (the CHRC) of the Boards of Directors of NNC and NNL is responsible for the administration and interpretation of the Plan. The CHRC may delegate all or part of its authority to administer the Plan to a single person or committee designated by the CHRC to be responsible for the operation of the Plan (the Plan Administrator).
1. Term of Plan
This Plan commences the date hereof and purchases hereunder may be made until the maximum number of Shares allocated to the Plan have been purchased or the Plan is suspended or terminated by the CHRC.
2. Maximum Number of Shares Available for Purchase
The maximum number of Shares that may be purchased under this Plan is 450,000 subject to adjustment as appropriate, as determined by the CHRC, for any recapitalization, reorganization or other change in the capital structure or business of NNC.
3. Participants
Executive officers of NNC and NNL that are required to file insider reports pursuant to Section 16 of the United States Securities Exchange Act of 1934,as amended, may purchase Shares pursuant to this Plan. Participation in this Plan is voluntary.
4. Purchase Orders
A Participant may submit one order to purchase Shares using the form attached (a Purchase Order) at any time until 4:30 p.m. (Toronto time) on the first business day (an Order Day) of each Window Period (as defined in NNC’s Corporate Policy and Procedure 320.28 — “Use of Undisclosed Material Information”) provided that at such time the Participant is not subject to a trading prohibition implemented by NNC, in which case, if the trading prohibition is lifted prior to completion of the Window Period, the Order Day in respect of such Participant will be the first business day after such Trading Prohibition is lifted during the Window Period and provided, further, that in all circumstances the Participant is not in possession of material non-public information regarding NNC. Notwithstanding the forgoing, the first Order Day under this Plan will be the second business day after the date of receipt of all required regulatory approvals provided that such Order Date is within a Window Period and the Participant is not subject to a trading prohibition.
Participants may specify in a Purchase Order a number of Shares or a dollar value of Shares to be purchased. Where a dollar value is specified, the number of Shares to be purchased will be such value divided by the Market Price (as defined below) per Share rounded down to the nearest whole Share.
If the number of Shares for which Purchase Orders have been submitted on any Order Day exceed the number of Shares remaining available for issue under this Plan, then the Shares available under this Plan will be allocated pro rata among the Participants who have submitted Purchase Orders.

Upon delivery of a Purchase Order by a Participant to the Plan Administrator, such Purchase Order will constitute a binding agreement between NNC and such Participant in accordance with the terms of this Plan and such Purchase Order.
5. Market Price
The purchase price for each Share purchased under the Plan will be the volume weighted average trading price of the Shares for the 5 consecutive trading days on which at least a board lot of Shares trades on each of the Toronto Stock Exchange and the New York Stock Exchange, commencing on the Order Day, (the Trading Period) on the either (a) the Toronto Stock Exchange, or (b) the New York Stock Exchange, whichever is higher (the Market Price).
For the purposes of determining and paying the Market Price for Shares purchased hereunder, U.S. dollar trading prices on the New York Stock Exchange will be converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the applicable day on each of the 5 days in the Trading Period. The Market Price of a Share will be expressed in Canadian dollars and will be rounded up to the nearest whole cent.
The Plan Administrator will notify each Participant who has submitted a Purchase Order of the Market Price for the Shares to be purchased within 2 business days of completion of the applicable Trading Period.
6. Payment for Purchased Shares
The purchase price for Shares to be issued pursuant to a Purchase Order will payable in Canadian dollars by delivery of a certified cheque or wire transfer to the Plan Administrator within 2 business days of notification to the applicable Participant of the Market Price.
If a Participant fails to pay all or any part of the aggregate purchase price payable in respect of Shares that he or she has agreed to purchase pursuant to a Purchase Order, the unpaid amount of the purchase price may be deducted from such Participant’s salary.
7. Delivery of Shares
Upon receipt in full of the aggregate purchase price therefor, the Plan Administrator will deliver Shares purchased hereunder to Participants by delivering share certificates for such Shares to the Participant or by transferring such Shares into a brokerage account designated by the Participant as indicated by the Participant in the Purchase Order.
8. Transfer of Shares
Shares purchased hereunder may not be sold, transferred or otherwise disposed of in the United States by the purchasing Participant for at least 6 months following the date of purchase hereunder.
For the purposes hereof, the date of purchase for Shares purchased hereunder is the date on which the Market Price for such Shares is determined.
9. Date of Plan
This Plan is dated November 8, 2007.

NORTEL NETWORKS CORPORATION
SHARE PURCHASE PLAN FOR S.16 EXECUTIVE OFFICERS
PURCHASE ORDER

Name:

Address:

Office Tel:

Home Tel:

Number of Shares to be Purchased:

or

Canadian Dollar Amount of Shares to be Purchased:	Cdn$

Deliver the shares purchased pursuant to this Purchase Order to me as follows (check one):

☐	Deliver share certificates to the address indicated above.

☐	Transfer shares into the following brokerage account:

I hereby submit this Purchase Order pursuant to the Nortel Networks Corporation Share Purchase Plan for S. 16 Executive Officers (the Plan). I understand that this Purchase Order is non-revocable and agree to be bound by the terms of the Plan, which terms are incorporated by reference herein.

Date:

Signature: